Calculation of Filing Fee Tables
Rule 424(i)
Invesco DB Multi-Sector Commodity Trust
#	Data Element	Values
1.	Name of the issuer	Invesco DB Multi-Sector Commodity Trust
2.	Business address of Issuer	3500 LACEY ROAD , SUITE 700 , DOWNERS GROVE , IL 60515
3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-280612
4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)	NA
5.	Last day of the fiscal year for the issuer for which the prospectus is filed	12/31/2025
Calculation of Registration Fee:
6.	Name of the securities for which the prospectus is filed	Common Units of Beneficial Interest
7.	Aggregate sale price of securities sold during the fiscal year	$ 45,251,758.00
8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$ 49,026,069.00
9.	Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission	$ 22,157,762.00
10.	Net sales amount	$ 0.00
11.	Amount of redemption credits available for use in future years to offset sales	$ - 25,932,073.00
12.	Fee Rate (multiplier for determining registration fee)	0.0001381
13.	Registration fee due (exclusive of any interest due)	$ 0.00
14.	Fee Note	Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-1 (File No. 333-228404-03) filed by the Fund on November 15, 2018 (the "Prior Registration Statement"). A registration fee of $50,434.28 was paid in connection with the registration pursuant to the Prior Registration Statement of 22,400,000 Shares, of which 19,200,000 remained unsold as of market close on August 25, 2021, and for which a filing fee of $43,229.38 was previously paid with respect to the unsold Shares. As a result, the following amount (which reflects reductions for any amounts used to offset fees owed in prior years) will be applied to partially offset filing fees due under Rule 456(d) as they become due.
Fees Summary:
15.	Total Registration Fees (exclusive of any interest due)	$ 0.00
16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 0.00
17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 0.00
18.	Total Fee Offsets	$ 0.00
19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year) after offsets	$ 0.00